Filed Pursuant to Rule 433 of the Securities Act of 1933 Issuer Free Writing Prospectus dated June 7, 2016 Registration No. 333-207938

INITIAL PUBLIC OFFERING PRESENTATION

This presentation contains “forward - looking statements.” Forward - looking statements reflect our current view about future events. When used in this presentation the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward - looking statements. Such statements include, but are not limited to, statements contained in this presentation relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward - looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. The presentation highlights basic information about us and the offering. It does not contain all of the information that you should consider before investing. We have filed a registration statement including a prospectus with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. These documents are available for free by visiting EDGAR on the SEC website at www.sec.gov . The preliminary prospectus, dated June 7, 2016, is available on the SEC website. Alternatively, copies of the preliminary prospectus and, when available, the final prospectus relating to the offering may be obtained from Axiom Capital Management, Inc., Prospectus Department, 780 third Avenue, 43 rd Floor, New York, NY 10017, telephone: 212 - 521 - 3848, email: prospectus@axiomcapital.com. FORWARD LOOKING & FREE WRITING PROSPECTUS STATEMENTS [ 2 ]

[ 3 ] We develop, market, and distribute Monster branded products for use in high - performance consumer electronics, mobile products and computing applications. ABOUT US

[ 4 ] NEW MANAGEMENT TEAM Chairman & CEO, Special Advisor to the CEO, CFO, Executive VP Sales & Marketing, VP Operations CREATION OF INDEPENDENT BOARD OF DIRECTORS Skill sets to be “Value Added” TURNING AROUND MONSTER DIGITAL REVISED BUSINESS PLAN DESIGNED TO IMMEDIATELY INCREASE SALES AND OPERATING MARGINS Offering Proceeds to fund fulfillment of current opportunities RESTRUCTURING OF BALANCE SHEET & CAPITALIZATION

NAME EXPERIENCE DAVID CLARKE Chairman/ CEO/President and Director ▪ CEO ,GSB Holdings, Inc., Privately held ▪ Chairman/CEO/ Director United Pacific Resources, Inc. Industries, Ltd, listed Hong Kong stock exchange ▪ Chairman/CEO, Director J Jacuzzi Brands, Listed NYSE JON ORBAN Sr. Advisor to the Chairman ▪ CEO, Gensolve ▪ CEO, Third Pillar Systems VIVEK TANDON Executive VP and Director ▪ Co - Founder, Director, Executive VP Marketing, Monster Digital ▪ VP Business Development , Emlinq LLC NEAL BOBRICK Executive VP Marketing ▪ 35+ years in the Consumer Electronics Industry ▪ 2 years, President, Monster Products; 8 years, Managing Director, Monster Europe DAVID OLERT VP Finance and CFO ▪ CFO, InterMetro Communications ▪ CPA with 25 Years Experience in Senior Financial Management MARC S. MATEJKA Vice President, Operations ▪ 25 Years Experience in Operations, Engineering and Quality, including, 5 years Belkin International [ 5 ] MANAGEMENT TEAM Recent Addition to Management

MONSTER DIGITAL

INDEPENDENT BOARD MEMBERS (1)

NAME	EXPERIENCE
JONATHAN CLARK *Director Nominee*	▪ *CEO, President*, Priority Posting and Publishing, Inc. ▪ *Past President, CEO* Sundance Spas, Inc.
ROBERT MACHINIST *Director Nominee*	▪ Chairman, CIFC Corp. ▪ Chairman, Board of Directors, MESA ▪ *Board of Directors*, United Pacific Industries ▪ *Board of Directors*, Maimonides Medical Center ▪ *Chairman*, Atrinsic ▪ *Managing Director*, Head of Investment Banking, Bank of America ▪ *President, founder*, Patricof & Co
CHRISTOPHER MINER *Director Nominee*	▪ Seismic Systems, Inc. ▪ Sabes ▪ Optivista ▪ Malibu Networks ▪ ACT Networks ▪ Sourcecom ▪ Retix, George Fischer, Schaffhausen
JONATHAN ORBAN *Director Nominee*	▪ *CEO*, Gensolve ▪ *CEO*, Third Pillar Systems

(1) Upon effectiveness of the IPO.

[6]

[ 7 ] • Drive sales of current and continuously introduce new, value added products. • Increase gross profit margin. • Shift in product mix to new, higher margin products • Historically s everely constrained by a lack of working capital • Reduce SG&A as a percentage of Sales. A SIMPLE TURNAROUND PLAN

[ 8 ] ▪ Monster, Inc. owns 10% of the company, enabling utilization of sales, marketing and distribution channels on a global basis ▪ The Monster brand is globally recognized for its high quality audio video products ▪ Ability to quickly develop products which satisfy existing and emerging consumer demands through relationships with Asian suppliers ▪ New management team with expertise in product procurement, marketing and finance KEY INVESTMENT HIGHLIGHTS

[ 9 ] SALES AND MARKETING Neal Bobrick

[ 10 ] Offer products with high growth potential while combining performance, reliability and functionality at competitive prices that address identifiable market trends VISION

[ 11 ] PREMIUM PRODUCT STRATEGY High Growth, Branded, Premium Products, at Competitive Price MONSTER Higher Priced Competition

[ 12 ] SALES AND MARKETING STRATEGY TRENDS MANUFACTURING GLOBAL DISTRIBUTION MONSTER BRAND MARKETING

[ 13 ] TRENDS TRENDS MANUFACTURING GLOBAL DISTRIBUTION MONSTER BRAND MARKETING

▪ Popularity and growth of social networking driving current and proposed product lines ▪ Internet - based applications driving demand for digital content, storage and distribution ▪ Technological advances leading to more cost effective and higher end products RIDING THE TRENDS [ 14 ]

AN EXAMPLE: GLOBAL ACTION CAMERA MARKET GROWTH PROJECTED CAGR OF 23.0% THROUGH 2019 $1.99 billion 42% 2014 7.63 million units [ 15 ] $5.72 billion 21.5 million units 2019 Projection Source: Technavio Insights/Global Action Camera Market Study 2015 - 2019

[ 16 ] MONSTER BRAND TRENDS MANUFACTURING MARKETING MONSTER BRAND GLOBAL DISTRIBUTION

[ 17 ] ▪ Monster, Inc. ( www.monsterproducts.com ) founded in 1979 by Noel Lee, a design engineer, audiophile and professional drummer. ▪ Over its 35 year history, has created a highly recognized brand for high quality audio - video products. ▪ Launched Beats Brand headphone in partnership with Dr. Dre ▪ Licensing agreement with Monster Digital to bring the value of the Monster brand and its worldwide distribution to product lines outside of its expertise POWER OF THE MONSTER BRAND

[ 18 ] MONSTER LICENSE AGREEMENT ▪ Monster, Inc. and Noel Lee collectively own 13% of Monster Digital ▪ Right to use “Monster Digital, Inc.” as a corporate name ▪ Licensing of the Monster trademark for a term of 25 years covering a variety of products in exchange for: Years Minimum Quarterly Royalty Payment Up to Maximum of (1) 1 (2012) & 2 3 through 6 7 through 10 11 through 15 16 through 25 (1) All royalties exclude sales to Monster, Inc. N/A $50,000 $125,000 $187,500 $250,000 4% 4% 4% 4% 4%

[ 19 ] MANUFACTURING TRENDS MARKETING MONSTER BRAND MANUFACTURING GLOBAL DISTRIBUTION

[ 20 ] MANUFACTURING ▪ Subcontract manufacturers and suppliers ▪ Rapidly develop and cost effectively bring our products to market ▪ Asian suppliers have extensive experience in engineering and manufacturing ▪ Capitalize on the opportunity on a world - wide basis through global marketing and distribution

[ 21 ] MARKETING TRENDS MONSTER BRAND MANUFACTURING MARKETING GLOBAL DISTRIBUTION

[ 22 ] GLOBAL MARKETING Support of all retailers marketing and display requirements

[ 23 ] DISTRIBUTION TRENDS MONSTER BRAND MANUFACTURING MARKETING GLOBAL DISTRIBUTION

DISTRIBUTION [ 24 ] ▪ Leverage Monster, Inc.’s substantial retail and distribution channels ▪ Utilize the broad distribution channels developed for sale of memory storage devices ▪ 15,000 locations globally ▪ Accelerate international growth

SELECTED CUSTOMERS AS OF 3/31/16 [ 25 ] DOMESTIC INTERNATIONAL Rite Aid Syncro (France) Sam’s Club ADL Fry’s Selfridges InMotion LeClerk

CAMERA INTIATIVES WITH SIGNIFICANT 2 nd HALF 2016 POTENTIAL [ 26 ] Sam’s Club Current 90 day test in 100 Stores Toy’s R Us In 600 stores with 720p Wireless Channel 150 store test of Go Wireless with 1080p

Wireless Streaming Internal & External Solid State Drives Action Sport Cameras iPhone and Android External Memory Consumer Memory CURRENT PRODUCT LINES [ 27 ]

[ 28 ]

Includes ▪ 32GB microSD Card ▪ 15+ piece accessories/mounts Everything you need in one box! THE “ALL - INCLUSIVE” ACTION SPORT CAMERA [ 29 ]

Monster Vision 1080p 1080p Camera $129.99 2” LCD Screen Yes 32GB Memory Card Included Bar Mount Included Floats in Water Yes Replaceable Battery Yes Standard Tripod Compatible Yes Removable H20 Proof Housing Yes MSRP $129.99 Monster Digital Delivers an Incredible Value And Has Some Monster Advantages over GoPro VALUE IN OUR INITIAL 1080 CAMERA [ 30 ]

Monster Vision HD Monster Vision 360 Lens count 1 1 Field of view 120 ° 190 ° Video resolution 720x1280/30 1440x1920/30 Sensor 5MP 8MP Display 1.7” color viewfinder 1” status App No Yes Replaceable battery Yes Yes Battery capacity 400mAh 1000mAh MSRP $79.95 $279.95 A FULL LINE OF ACTION SPORTS CAMERAS [ 31 ] Q1 & Q2 2016 New Product Introductions

Instantly Add 32GB of Memory to iPod, iPhone, iPad ▪ Take more of movies, photos and music with you ▪ Backup, transfer, and share files ▪ No cable, computer or WiFi necessary iX32 MEMORY FOR iPHONE AND iPAD [ 32 ]

iX32 MEMORY FOR iPHONE AND iPAD Available Now [ 33 ]

What you can do • Instantly add up to 128GB of space for Videos, Photos, Music and more • Backup contacts, calendars • Play music files and audio recordings • Play popular video file types • Access Dropbox • Optional password/fingerprint access Features • Light and compact design • Slim connector fits protective cases • MFI certified • iX App “THE MEMORY CABLE” Memory and Charging cable for iPhone and iPad [ 34 ]

[ 35 ] GROWTH STRATEGY Continue to offer synergistic products addressing identifiable market trends 1. 2. Accelerate international growth 3. Continue to leverage brand awareness 4. Continue to leverage the Monster Brand distribution network

[ 36 ] FINANCIALS David Olert

[ 37 ] PAST PERFORMANCE IS NOT NECESSARILY INDICITVE OF FUTURE RESULTS

[ 38 ] ANTICIPATED GROWTH IN SALES • Recent introduction of full line consisting of 3 SKUs of Cameras for the multi billion Action Sports Camera Market. • Other line & product extensions under development. • Hiring of new sales team. • Commencement of domestic pilot distribution programs with the goal of generating meaningful near term revenues. • Identification of additional International opportunities Expected Drivers

[ 39 ] ANTICIPATED INCREASE IN GROSS MARGIN • Shift in product from lower margin Memory Storage production to higher margin Action Sports Cameras • Launch of new products • Availability of Working Capital Expected Drivers

CAPITALIZATION [ 40 ] ($ thousands) ACTUAL AS ADJUSTED** CASH $ 42 $ 12,975 WORKING CAPITAL $(10,392) $ 7,060 TOTAL ASSETS $4,314 $ 16,049 TOTAL EQUITY $(7,017) $ 9,237 ** As adjusted column gives effect to the sale of 2,500,000 shares in this offering at an assumed initial public offering pri ce of $5.25per Share after deducting estimated underwriting discounts and commissions and estimated offering expenses. and the conversion of $5,116,825 of indebtedness and the conversion of 2.519.930 of our outstanding shares of Series A Preferred Stock into shares of common stock and warrants.

CAP TABLE [ 41 ] Common Shares 3,975,000 Shares to be issued upon conversions immediately prior to the Offering 1,589,072 Total Pre - Offering shares Outstanding 5,564,072 Shares to be Issued in the Offering 2,500,000 Shares Outstanding after the Offering 8,064,072 Warrants Outstanding 344,599 (1) Options Issued 75,302 (2) (3) (1) Weighted average exercise price of $13.73 , includes 202,765 warrants held by Noel Lee, the CEO and sole shareholder of Monst er, Inc. (2) Exercise price of $28.03 (3) Excludes 267,297 shares available for future issuance

ISSUER Monster Digital, Inc. SECURITIES OFFERED 2,500,000 shares and 2,500,000 warrants OFFERING RANGE: $4.50 - $6.00 LISTING NASDAQ Capital Market: MSDI – Commons MSDIW - Warrants ANTICIPATED GROSS PROCEEDS: $11.25 - $15.0 Million USE OF PROCEEDS Working capital and general corporate purposes including the purchase of inventory and expansion of sales and marketing SOLE BOOK - RUNNING MANAGER Axiom Capital Management, Inc. CO - MANAGER: Westpark Capital Corp. OFFERING SUMMARY [ 42 ]

USE OF PROCEEDS [ 43 ] $10,225 Working Capital Primarily consisting of the funding of inventory and the hiring of additional marketing and sales personnel and for other general corporate purposes, ($ in thousands) Monster License Payment $375

[ 44 ] ▪ Monster, Inc. owns 10% of the company , enabling utilization of sales, marketing and distribution channels on a global basis ▪ The Monster brand is globally recognized for its high quality audio video products ▪ Ability to quickly develop products which satisfy existing and emerging consumer demands through relationships with Asian suppliers ▪ New management team with expertise in product procurement, marketing and finance KEY INVESTMENT HIGHLIGHTS